Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson	Gary Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

NORTHERN TIER TO PARTICIPATE IN UPCOMING INVESTOR CONFERENCES
Tempe, Ariz., - May 12, 2015 - /Globe Newswire/ --Northern Tier Energy LP (NYSE:NTI) (“Northern Tier”) today announced that Northern Tier management will participate in the Citi 2015 Global Energy and Utilities Conference in Boston on Wednesday, May 13, 2015. As part of this conference, Dave Lamp, Northern Tier’s President and Chief Executive Officer, will participate in a roundtable discussion which is scheduled to be webcast live at 11:00 am ET. Links to the meeting materials and live webcast will be available starting Wednesday, May 13, 2015, on the Investors section of Northern Tier’s website at www.northerntier.com.

Northern Tier management will also participate in the Morgan Stanley Refining Corporate Access Day in New York City on Thursday, May 14, 2015. The meeting materials will be available beginning Thursday, May 14, 2015, on the Investors section of Northern Tier’s website at www.northerntier.com.

The meeting materials from both conferences and the archived webcast will remain available at www.northerntier.com in accordance with the Northern Tier investor presentation archive policy.

About Northern Tier

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 95 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and a bakery and commissary under the SuperMom's brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.